Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS AND ANNUAL MEETING

Fourth Quarter Highlights

●	Net income of $3.1 million, up $1.9 million from $1.2 million for fourth quarter of 2019
●	Diluted earnings per share of $0.67, up $0.40 from $0.27 for fourth quarter of 2019
●	Gain on sales of loans of $3.0 million, up $1.9 million from $1.1 million for fourth quarter of 2019
●	Net interest margin of 3.51%, down 25 basis points from 3.76% for fourth quarter of 2019
●	Provision for loan losses of $1.2 million, up $1.0 million from $0.2 million for fourth quarter of 2019

Annual Highlights

●	Net income of $10.3 million, up $2.5 million from $7.8 million for 2019
●	Diluted earnings per share of $2.22, up $0.54 from $1.68 for 2019
●	Gain on sales of loans of $9.5 million, up $6.6 million from $2.9 million for 2019
●	Net interest margin of 3.55%, down 49 basis points from 4.04% for 2019
●	Provision for loan losses of $2.7 million, up $3.9 million from ($1.2) million for 2019

Net Income Summary	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Net income	$3,125	1,236	$10,302	7,793
Diluted earnings per share	0.67	0.27	2.22	1.68
Return on average assets (annualized)	1.37%	0.64%	1.21%	1.05%
Return on average equity (annualized)	12.18%	5.29%	10.56%	8.74%
Book value per share	$21.65	19.13	$21.65	19.13

ROCHESTER, MINNESOTA, January 27, 2021 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $910 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $3.1 million for the fourth quarter of 2020, an increase of $1.9 million compared to net income of $1.2 million for the fourth quarter of 2019. Diluted earnings per share for the fourth quarter of 2020 was $0.67, an increase of $0.40 from the diluted earnings per share of $0.27 for the fourth quarter of 2019. The increase in net income between the periods was primarily because of a $1.9 million increase in the gain on sales of loans due to the increase in mortgage loan originations and sales between the periods, a $0.8 million increase in net interest income due primarily to an increase in the earning assets between the periods, and a $0.6 million decrease in non-interest expenses primarily related to decreases in compensation and legal expenses. These increases in net income were partially offset by a $1.0 million increase in the provision for loan losses due primarily to the increase in the qualitative reserves that were established as a result of the stressed economic environment caused by the COVID-19 pandemic. Income tax expense increased $0.6 million as a result of the increase in pre-tax income between the periods.

President’s Statement

“The COVID-19 pandemic and the related social distancing mandates continued to have a significant impact on the Company in the fourth quarter of 2020,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “The economic effects of the pandemic resulted in the recording of additional provisions for loan losses in the fourth quarter as we continue to analyze the impact of the pandemic on our borrowers. The increased provision for loan losses combined with the net interest margin compression we are experiencing, as a result of the historic low interest rate environment, continue to have a negative impact on the Company’s earnings. Despite these challenges, we are pleased to report the increases in net income for both the quarter and the year, due in large part to the increased mortgage loan origination activity and the related gain on sales of loans.”

Fourth Quarter Results

Net Interest Income

Net interest income was $7.7 million for the fourth quarter of 2020, an increase of $0.8 million, or 11.2%, from $6.9 million for the fourth quarter of 2019. Interest income was $8.3 million for the fourth quarter of 2020, an increase of $0.4 million, or 5.4%, from $7.9 million for the fourth quarter of 2019. Interest income increased primarily because of the $142.0 million increase in the average interest-earning assets between the periods. However, the majority of that increase was offset by a decrease in the average yield earned on interest- earning assets between the periods. The average yield earned on interest-earning assets was 3.76% for the fourth quarter of 2020, a decrease of 49 basis points from 4.25% for the fourth quarter of 2019. The decrease in the average yield is primarily related to the decrease in loan yields as a result of the decrease in the average prime rate between the periods.

Interest expense was $0.6 million for the fourth quarter of 2020, a decrease of $0.3 million, or 38.9%, from $0.9 million for the fourth quarter of 2019. Interest expense decreased despite the $130.1 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.28% for the fourth quarter of 2020, a decrease of 26 basis points from 0.54% for the fourth quarter of 2019. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in deposit rates as a result of the decrease in the average federal funds rate between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2020 was 3.51%, a decrease of 25 basis points, compared to 3.76% for the fourth quarter of 2019. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the prime rate decreases that occurred between the periods.

A summary of the Company’s net interest margin for the three month periods ended December 31, 2020 and 2019 is as follows:

	For the three month period ended
	December 31, 2020			December 31, 2019
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$128,269	486	1.51%	$91,940	449	1.94%
Loans held for sale	8,334	59	2.84	4,567	43	3.76
Single family loans, net	139,836	1,350	3.84	120,117	1,248	4.12
Commercial loans, net	457,654	5,676	4.93	394,667	5,003	5.03
Consumer loans, net	57,311	683	4.74	70,302	896	5.06
Other	84,014	29	0.14	51,838	222	1.70
Total interest-earning assets	$875,418	8,283	3.76	$733,431	7,861	4.25

Interest-bearing liabilities:
Checking accounts	$145,626	49	0.13	$98,280	30	0.12
Savings accounts	97,444	17	0.07	79,550	15	0.07
Money market accounts	220,404	156	0.28	186,557	294	0.63
Certificates	105,121	336	1.27	126,479	575	1.80
Total interest-bearing liabilities	$568,595			$490,866
Non-interest checking	226,786			174,100
Other non-interest bearing deposits	1,856			2,137
Total interest-bearing liabilities and non-interest bearing deposits	$797,237	558	0.28	$667,103	914	0.54
Net interest income		7,725			6,947
Net interest rate spread			3.48%			3.71%
Net interest margin			3.51%			3.76%

Provision for Loan Losses

The provision for loan losses was $1.2 million for the fourth quarter of 2020, an increase of $1.0 million from the $0.2 million provision for loan losses for the fourth quarter of 2019. The provision for loan losses increased between the periods primarily because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in the allowance for loan losses related to the economic environment is based, in part, on the amount of loans to borrowers in the hospitality, restaurant and entertainment industries that continue to be negatively impacted by the COVID-19 pandemic. The Bank had no loans to borrowers who had their loan payments deferred at December 31, 2020, compared to $82.0 million at September 30, 2020, and $119.1 million of loans to borrowers who had their payments deferred at June 30, 2020.

All of the borrowers whose loan deferral period ended during the fourth quarter of 2020 have resumed making their normal payments except for the $34.6 million of loans that were granted loan accommodations in accordance with Section 4013 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The accommodations granted included $29.2 million of loans that are required to make interest only payments for up to one year and $5.4 million of loans that had their loan amortization period increased. Of the loans removed from the deferred list during the period, $8.1 million were downgraded, of which $2.3 million were classified but still accruing at December 31, 2020. The commercial credit area continues to communicate regularly with the borrowers that have been granted loan accommodations and monitors their activity closely. This information is used to analyze the performance of these loans and to anticipate any potential issues that these loans may develop so that risk ratings may be appropriately adjusted in a timely manner. It is anticipated that some of the remaining borrowers that have been granted accommodations will be in a position to resume making their regular loan payments at the end of the initial accommodation period. Other borrowers, particularly in the hospitality and restaurant industries, may need additional accommodations when their initial accommodation period ends as their operations may need more time to recover from the impacts of the pandemic.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves increased during the quarter as a result of an increase in the qualitative allowance for loan losses because of the current economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. It also increased due to an increase in the risk rating downgrades on certain commercial real estate loans between the periods. Total non-performing assets were $3.3 million at December 31, 2020, an increase of $0.3 million, or 12.4%, from $3.0 million at September 30, 2020. Non-performing loans increased $0.1 million and foreclosed and repossessed assets increased $0.2 million during the fourth quarter of 2020.

A reconciliation of the Company’s allowance for loan losses for the quarters ended December 31, 2020 and 2019 is summarized as follows:

(Dollars in thousands)	2020	2019
Balance at September 30,	$9,532	$8,195
Provision	1,151	236
Charge offs:
Consumer	(10)	(14)
Commercial business	0	(10)
Recoveries	26	157
Balance at December 31,	$10,699	$8,564

Allocated to:
General allowance	$10,461	$7,839
Specific allowance	238	725
	$10,699	$8,564

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2019.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2020	2020	2019
Non-Performing Loans:
Single family	$502	$352	$617
Commercial real estate	1,484	1,537	184
Consumer	689	641	659
Commercial business	9	11	621
Total	2,684	2,541	2,081

Foreclosed and Repossessed Assets:
Single family	0	0	166
Commercial real estate	636	414	414
Total non-performing assets	$3,320	$2,955	$2,661
Total as a percentage of total assets	0.37%	0.33%	0.34%
Total non-performing loans	$2,684	$2,541	$2,081
Total as a percentage of total loans receivable, net	0.42%	0.38%	0.35%
Allowance for loan losses to non-performing loans	398.72%	375.19%	411.45%

Delinquency Data:
Delinquencies (1)
30+ days	$995	$995	$1,167
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.15%	0.14%	0.19%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $4.5 million for the fourth quarter of 2020, an increase of $2.0 million, or 78.6%, from $2.5 million for the fourth quarter of 2019. Gain on sales of loans increased $1.9 million between the periods primarily because of an increase in single family loan originations and sales. Other non-interest income increased $0.1 million due primarily to an increase in the fees earned on the sale of uninsured investment products between the periods. Loan servicing fees increased $0.1 million between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others. These increases in the non-interest income were partially offset by a decrease of $0.1 million in fees and service charges earned between the periods due primarily to a decrease in the overdraft fees collected.

Non-interest expense was $6.7 million for the fourth quarter of 2020, a decrease of $0.6 million, or 8.2%, from $7.3 million for the fourth quarter of 2019. Professional services expense decreased $0.3 million between the periods primarily because of a decrease in legal expenses relating to an ongoing bankruptcy litigation claim. Compensation and benefits expense decreased $0.3 million because of an increase in the direct loan origination compensation costs that were deferred as a result of the increased mortgage loan production between the periods. Occupancy and equipment expense decreased $0.1 million between the periods due to a decrease in building expenses as a result of having more staff working remotely in the fourth quarter of 2020. Other non-interest expense decreased slightly due primarily to a decrease in advertising expense between the periods. These decreases in non-interest expense were partially offset by a slight increase in data processing expenses between the periods due to an increase in internet and mobile banking costs.

Income tax expense was $1.2 million for the fourth quarter of 2020, an increase of $0.6 million from $0.6 million for the fourth quarter of 2019. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the fourth quarter of 2020 was 1.37%, compared to 0.64% for the fourth quarter of 2019. Return on average equity (annualized) was 12.18% for the fourth quarter of 2020, compared to 5.29% for the same period of 2019. Book value per share at December 31, 2020 was $21.65, compared to $19.13 at December 31, 2019.

Annual Results

Net Income

Net income was $10.3 million for 2020, an increase of $2.5 million, or 32.2%, compared to net income of $7.8 million for 2019. Diluted earnings per share for the year ended December 31, 2020 was $2.22, an increase of $0.54 per share compared to diluted earnings per share of $1.68 for the year ended December 31, 2019. The increase in net income between the periods was primarily because of a $6.6 million increase in the gain on sales of loans due to the increase in mortgage loan originations and sales between the periods, a $0.5 million increase in net interest income due primarily to an increase in the earning assets between the periods, and a $0.1 million decrease in non-interest expenses primarily related to decreases in legal expenses. These increases in net income were partially offset by a $3.9 million increase in the provision for loan losses due primarily to the increase in qualitative reserves that were established as a result of the stressed economic environment caused by the COVID-19 pandemic. Income tax expense increased $0.7 million as a result of the increase in pre-tax income between the periods

Net Interest Income

Net interest income was $29.1 million for 2020, an increase of $0.5 million, or 2.0%, from $28.6 million for 2019. Interest income was $32.0 million for 2020, an increase of $0.1 million, or 0.2%, from $31.9 million for 2019. Interest income increased primarily because of the $112.8 million increase in the average interest-earning assets between the periods. However, the majority of that increase was offset by a decrease in the average yield earned on interest earning assets. The average yield earned on interest-earning assets was 3.90% for 2020, a decrease of 61 basis points from 4.51% for 2019. The decrease in the average yield is primarily related to the decrease in loan yields as a result of the decrease in the average prime rate between the periods.

Interest expense was $2.9 million for 2020, a decrease of $0.4 million, or 14.6%, from $3.3 million for 2019. Interest expense decreased despite the $105.9 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.38% for 2020, a decrease of 14 basis points from 0.52% for 2019. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in deposit rates as a result of the decrease in the average federal funds rate between the periods. Net interest margin (net interest income divided by average interest-earning assets) for 2020 was 3.55%, a decrease of 49 basis points, compared to 4.04% for 2019. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the prime rate decreases that occurred between the periods.

A summary of the Company’s net interest margin for 2020 and 2019 is as follows:

	For the twelve month period ended
	December 31, 2020			December 31, 2019
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$107,771	1,857	1.72%	$82,383	1,500	1.82%
Loans held for sale	7,292	215	2.95	2,959	125	4.22
Single family loans, net	132,803	5,257	3.96	116,411	4,992	4.29
Commercial loans, net	449,364	21,457	4.77	400,503	20,969	5.24
Consumer loans, net	62,745	2,995	4.77	72,607	3,701	5.10
Other	59,321	178	0.30	31,679	603	1.90
Total interest-earning assets	$819,296	31,959	3.90	$706,542	31,890	4.51

Interest-bearing liabilities:
Checking accounts	$122,781	151	0.12	$96,387	103	0.11
Savings accounts	90,064	65	0.07	79,587	63	0.08
Money market accounts	209,522	840	0.40	177,587	1,171	0.66
Certificates	115,079	1,795	1.56	121,914	1,995	1.64
Advances and other borrowings	0	0	0.00	287	7	2.54
Total interest-bearing liabilities	$537,446			$475,762
Non-interest checking	207,456			163,420
Other non-interest bearing deposits	2,251			2,057
Total interest-bearing liabilities and non-interest bearing deposits	$747,153	2,851	0.38	$641,239	3,339	0.52
Net interest income		29,108			28,551
Net interest rate spread			3.52%			3.99%
Net interest margin			3.55%			4.04%

Provision for Loan Losses

The provision for loan losses was $2.7 million for 2020, an increase of $3.9 million from the ($1.2) million provision for loan losses for 2019. The provision for loan losses increased between the periods primarily because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic and also because of a reduction in the recoveries received on previously charged off loans. The amount of the increase in the allowance for loan losses related to the economic environment is based, in part, on the amount of loans to borrowers in the hospitality, restaurant and entertainment industries that continue to be negatively impacted by the COVID-19 pandemic. The Bank had no loans to borrowers who had their loan payments deferred at December 31, 2020, compared to $82.0 million at September 30, 2020, and $119.1 million of loans to borrowers who had their payments deferred at June 30, 2020.

All of the borrowers whose loan deferral period ended during 2020 have resumed making their normal payments except for the $34.6 million of loans that were granted loan accommodations in accordance with Section 4013 of the CARES Act. The accommodations granted included $29.2 million of loans that are required to make interest only payments for periods up to one year and $5.4 million of loans that had their loan amortization period increased. Of the loans removed from the deferred list during the period, $8.1 million were downgraded, of which $2.3 million were classified but still accruing at December 31, 2020. The commercial credit area continues to communicate regularly with the borrowers that have been granted loan accommodations and monitors their activity closely. This information is used to analyze the performance of these loans and to anticipate any potential issues that these loans may develop so that risk ratings may be appropriately adjusted in a timely manner. It is anticipated that some of the remaining borrowers that have been granted accommodations will be in a position to resume making their regular loan payments at the end of the initial accommodation period. Other borrowers, particularly in the hospitality and restaurant industries, may need additional accommodations when their initial accommodation period ends as their operations may need more time to recover from the impacts of the pandemic.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves increased during 2020 as a result of an increase in the qualitative allowance for loan losses because of the current economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. It also increased due to an increase in the risk rating downgrades on certain commercial real estate loans between the periods. Total non-performing assets were $3.3 million at December 31, 2020, an increase of $0.6 million, or 24.7%, from $2.7 million at December 31, 2019. Non-performing loans increased $0.6 million and foreclosed and repossessed assets remained the same during 2020.

A reconciliation of the allowance for loan losses for 2020 and 2019 is summarized as follows:

(Dollars in thousands)	2020	2019
Balance beginning of period	$8,564	$8,686
Provision	2,699	(1,216)
Charge offs:
Single family	0	(1)
Commercial real estate	(730)	0
Consumer	(84)	(107)
Commercial business	(8)	(880)
Recoveries	258	2,082
Balance at December 31,	$10,699	$8,564

Non-Interest Income and Expense

Non-interest income was $15.0 million for 2020, an increase of $6.5 million, or 76.9%, from $8.5 million for 2019. Gain on sales of loans increased $6.6 million between the periods primarily because of an increase in single family loan originations and sales. Other non-interest income increased $0.1 million due primarily to an increase in the fees earned on the sale of uninsured investment products between the periods. Loan servicing fees increased $0.1 million between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others. These increases in the non-interest income were partially offset by a decrease of $0.2 million in fees and service charges earned between the periods due primarily to a decrease in the overdraft fees collected.

Non-interest expense was $27.0 million for 2020, a decrease of $0.1 million, or 0.4%, from $27.1 million for 2019. Professional services expense decreased $0.2 million between the periods primarily because of a decrease in legal expenses relating to an ongoing bankruptcy litigation claim. Compensation and benefits expense decreased slightly because of an increase in the direct loan origination compensation costs that were deferred as a result of the increased mortgage loan production between the periods. Occupancy and equipment expense decreased slightly between the periods due to a decrease in building expenses as a result of having more staff working remotely in 2020. These decreases in non-interest expense were partially offset by a $0.1 million increase in data processing expenses between the periods due to an increase in internet and mobile banking costs. Other non-interest expense increased slightly due primarily to an increase in mortgage servicing expenses between the periods. Income tax expense was $4.1 million for 2020, an increase of $0.8 million from $3.3 million for 2019. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Paycheck Protection Program

The Bank actively participated in helping businesses that were negatively impacted by COVID-19 that applied for forgivable loans under the Paycheck Protection Program (PPP) as part of the CARES Act. The CARES Act, which was signed into law on March 27, 2020, allocated $349 billion in funding to help small businesses that were negatively impacted by the COVID-19 pandemic. The Bank had the following PPP loan activity during 2020:

Dollars in thousands	Number of Loans	Amount	Net Deferred Fees
Originated	413	$53,153	$1,837
Forgiven	(130)	(19,167)	-
Non-forgiven portion repaid	-	(317)	-
Net deferred fees recognized	-	-	(1,097)
Balance, December 31, 2020	283	$33,669	$740

The Bank continues to submit applications for forgiveness on the PPP loans that were still outstanding at December 31, 2020 and it is anticipated that the majority of these loans will be forgiven by the Small Business Administration (SBA). The remaining net deferred fees will be recognized into income over the remaining lives of the loans.

The Emergency Coronavirus Relief Act of 2020, which was signed into law on December 27, 2020, allocated $284 billion to the SBA to fund a second round of the PPP and extended the application period for the program to March 31, 2021. The Bank is actively participating in the second round of the program and began submitting applications for borrowers on January 15, 2021 when the application window officially opened for financial institutions with under $1 billion in assets. The program was adjusted for the second round to allow applications from both first time borrowers and those that obtained loans during the first round of the program. The revised program, among other things, requires that borrowers demonstrate or certify that they experienced a 25% or greater reduction in gross receipts from a quarter in 2020 compared to the same quarter in 2019 and certify that current economic uncertainty makes the loan request necessary to support their ongoing operations. For various reasons, including the increased requirements to qualify for a second loan, it is anticipated that the Bank will originate fewer loans in the second round of the program.

Return on Assets and Equity

Return on average assets (annualized) for 2020 was 1.21%, compared to 1.05% for 2019. Return on average equity (annualized) was 10.56% for 2020, compared to 8.74% for 2019. Book value per share at December 31, 2020 was $21.65, compared to $19.13 at December 31, 2019.

Annual Meeting

HMN announced that its 2021 annual meeting of shareholders will be held virtually on Tuesday, April 27, 2021 at 10:00 a.m. CDT.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office located in Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “project,” “continue,” “may,” “will,” “would,” “could,” “should,” and “trend,” or similar statements or variations of such terms and include, but are not limited to, those relating to maintaining credit quality, maintaining net interest margins; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; the anticipated impacts of the COVID-19 pandemic and efforts to mitigate the same on the general economy, our clients, and the allowance for loan losses; the anticipated benefits that will be realized by our clients from government assistance programs related to the COVID-19 pandemic; the amount of anticipated loans to be originated under the second round of the PPP, the amount of the Bank’s non-performing assets in future periods and the appropriateness of the allowances therefor; the payment of dividends or repurchases of stock by HMN; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

A number of factors, many of which may be amplified by the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Form 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2020	2019
	(unaudited)
Assets
Cash and cash equivalents	$86,269	44,399
Securities available for sale:
Mortgage-backed and related securities (amortized cost $99,821 and $54,777)	101,464	54,851
Other marketable securities (amortized cost $46,491 and $52,751)	46,626	52,741
	148,090	107,592

Loans held for sale	6,186	3,606
Loans receivable, net	642,630	596,392
Accrued interest receivable	3,102	2,251
Mortgage servicing rights, net	3,043	2,172
Premises and equipment, net	10,133	10,515
Goodwill	802	802
Core deposit intangible	57	156
Prepaid expenses and other assets	7,241	8,052
Deferred tax asset, net	2,027	1,702
Total assets	$909,580	777,639

Liabilities and Stockholders’ Equity
Deposits	$795,204	673,870
Accrued interest payable	140	420
Customer escrows	1,998	2,413
Accrued expenses and other liabilities	8,986	8,288
Total liabilities	806,328	684,991
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,480	40,365
Retained earnings, subject to certain restrictions	117,849	107,547
Accumulated other comprehensive income	1,282	46
Unearned employee stock ownership plan shares	(1,450)	(1,643)
Treasury stock, at cost 4,359,552 and 4,284,840 shares	(55,000)	(53,758)
Total stockholders’ equity	103,252	92,648
Total liabilities and stockholders’ equity	$909,580	777,639

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$7,768	7,190	29,924	29,787
Securities available for sale:
Mortgage-backed and related	330	197	1,155	343
Other marketable	156	252	702	1,157
Other	29	222	178	603
Total interest income	8,283	7,861	31,959	31,890

Interest expense:
Deposits	558	914	2,851	3,332
Advances and other borrowings	0	0	0	7
Total interest expense	558	914	2,851	3,339
Net interest income	7,725	6,947	29,108	28,551
Provision for loan losses	1,151	236	2,699	(1,216)
Net interest income after provision for loan losses	6,574	6,711	26,409	29,767

Non-interest income:
Fees and service charges	741	795	2,877	3,100
Loan servicing fees	380	321	1,356	1,278
Gain on sales of loans	3,028	1,106	9,531	2,941
Other	344	294	1,190	1,136
Total non-interest income	4,493	2,516	14,954	8,455

Non-interest expense:
Compensation and benefits	3,884	4,163	15,646	15,659
Occupancy and equipment	1,094	1,158	4,429	4,442
Data processing	351	338	1,314	1,263
Professional services	230	492	1,405	1,573
Other	1,184	1,193	4,199	4,168
Total non-interest expense	6,743	7,344	26,993	27,105
Income before income tax expense	4,324	1,883	14,370	11,117
Income tax expense	1,199	647	4,068	3,324
Net income	3,125	1,236	10,302	7,793
Other comprehensive income (loss), net of tax	(61)	67	1,236	1,142
Comprehensive income available to common shareholders	$3,064	1,303	11,538	8,935
Basic earnings per share	$0.68	0.27	2.23	1.69
Diluted earnings per share	$0.67	0.27	2.22	1.68

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
Selected Financial Data:	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
I. OPERATING DATA:
Interest income	$8,283	7,861	31,959	31,890
Interest expense	558	914	2,851	3,339
Net interest income	7,725	6,947	29,108	28,551

II. AVERAGE BALANCES:
Assets (1)	910,086	768,860	854,166	738,908
Loans receivable, net	654,801	585,086	644,912	589,520
Mortgage-backed and related securities (1)	128,269	91,940	107,771	82,383
Interest-earning assets (1)	875,418	733,431	819,296	706,542
Interest-bearing liabilities and non-interest bearing deposits	797,237	667,103	747,153	641,239
Equity (1)	102,064	92,631	97,599	89,122

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.37%	0.64%	1.21%	1.05%
Interest rate spread information:
Average during period	3.48	3.71	3.52	3.99
End of period	3.48	3.66	3.48	3.66
Net interest margin	3.51	3.76	3.55	4.04
Ratio of operating expense to average total assets (annualized)	2.95	3.79	3.16	3.67
Return on average common equity (annualized)	12.18	5.29	10.56	8.74
Efficiency	55.20	77.61	61.26	73.25

	December 31,	December 31,
	2020	2019
IV. EMPLOYEE DATA:
Number of full time equivalent employees	172	181

V. ASSET QUALITY:
Total non-performing assets	$3,320	2,661
Non-performing assets to total assets	0.37%	0.34%
Non-performing loans to total loans receivable, net	0.42%	0.35%
Allowance for loan losses	$10,699	8,564
Allowance for loan losses to total assets	1.18%	1.10%
Allowance for loan losses to total loans receivable, net	1.66%	1.44%
Allowance for loan losses to non-performing loans	398.72%	411.45%

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$21.65	19.13

	Year Ended	Year Ended
	Dec 31, 2020	Dec 31, 2019
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.35%	11.91%
Average stockholders’ equity to average assets (1)	11.43	12.06
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits (1)	109.66	110.18
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.62	13.21
Tier 1 capital leverage ratio	9.85	10.89
Tier 1 capital ratio	13.62	13.21
Risk-based capital	14.87	14.46

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.